UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2004

NANOPHASE TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22333	36-3687863
(State of Incorporation)	(Commission File No.)	(I.R.S Employer Identification No.)

1319 Marquette Drive, Romeoville, Illinois 60446

(Address of Principal Executive Offices) (Zip Code)

(630) 323-1200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 19, 2004, the Company and Rohm and Haas Electronic Materials CMP Inc. (“RHEM”) entered into a letter agreement, further amending the Cooperation Agreement between the Company and RHEM dated June 24, 2002 and initially amended February 25, 2004 (as amended, the “Cooperation Agreement”). Under the Cooperation Agreement, the Company has agreed to provide certain nanocrystalline particles for use in the semiconductor polishing market exclusively to RHEM, provided that RHEM purchases certain minimum quantities from the Company. The letter agreement reduces the minimum purchase requirements necessary to maintain the Company’s exclusivity obligations to RHEM by approximately 44% during 2005. The reduction reflects the parties’ recognition of the difficulty in precisely estimating the timing of product development and sales in the semiconductor polishing market. Previous forecasts by the Company relating to revenue expected to be generated under the Cooperation Agreement were calculated using the minimum purchase requirements needed to maintain the Company’s exclusivity obligations. Based on both the changes reflected in the letter agreement, and the difficulty in precisely estimating business development timing in this market and the resulting impact on the Company’s revenues, the Company is presently unable to accurately estimate the amount of nanocrystalline material that RHEM will purchase from the Company during 2005-2006 under the Cooperation Agreement. A copy of the letter agreement is being furnished as Exhibit 10.1 to this report and is incorporated herein by reference. The information in this Form 8-K and Exhibit 10.1 attached hereto shall be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

10.1*	Letter Agreement Amending Cooperation Agreement dated October 15, 2004 between the Company and Rohm and Haas Electronic Materials CMP Inc.

*	Confidentiality requested, confidential portions have been ommited and filed separately with the Commission as required by Rule 24b-2.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nanophase Technologies Corporation

By	/S/ JOSEPH CROSS
Joseph Cross,
Chief Executive Officer

Date: October 22, 2004